EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated February 5, 1997, except for Notes J and P, as to which the dates are February 26, and February 20, 1997, accompanying the consolidated financial statements of Milestone Scientific Inc. and subsidiaries appearing in the Annual Report on Form 10-KSB for the year ended December 31, 1996 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/  Grant Thornton LLP

New York, New York

November 11, 1997